American Funds Global Balanced Fund

April 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$33,723
Class B	$65
Class C	$2,345
Class F1	$2,066
Class F2	$2,218
Total	$40,417
Class 529-A	$1,456
Class 529-B	$6
Class 529-C	$292
Class 529-E	$71
Class 529-F1	$97
Class R-1	$49
Class R-2	$153
Class R-3	$214
Class R-4	$155
Class R-5	$239
Class R-6	$1,115
Total	$3,847

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2740
Class B	$0.1544
Class C	$0.1564
Class F1	$0.2678
Class F2	$0.3045
Class 529-A	$0.2630
Class 529-B	$0.1312
Class 529-C	$0.1450
Class 529-E	$0.2249
Class 529-F1	$0.2927
Class R-1	$0.2042
Class R-2	$0.1515
Class R-3	$0.2265
Class R-4	$0.2713
Class R-5	$0.3138
Class R-6	$0.3215

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	129,332
Class B	405
Class C	15,801
Class F1	8,198
Class F2	7,782
Total	161,518
Class 529-A	5,793
Class 529-B	48
Class 529-C	2,141
Class 529-E	327
Class 529-F1	347
Class R-1	244
Class R-2	1,063
Class R-3	1,006
Class R-4	597
Class R-5	767
Class R-6	4,138
Total	16,471

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.21
Class B	$31.18
Class C	$31.14
Class F1	$31.21
Class F2	$31.23
Class 529-A	$31.19
Class 529-B	$31.16
Class 529-C	$31.09
Class 529-E	$31.17
Class 529-F1	$31.21
Class R-1	$31.15
Class R-2	$31.12
Class R-3	$31.17
Class R-4	$31.21
Class R-5	$31.24
Class R-6	$31.24